U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                              FORM 4 AMENDMENT 1

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(f) of the Investment Company Act of 1940

/ / Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

1. Name and Address of Reporting Person

   Hobbs    Peter    D.
   (Last)   (First)  (Middle)

   10650 Scripps Ranch Blvd. #220
   (Street)

   San Diego  CA           92131
   (City)     (State)      (Zip)

2. Issuer Name and Ticker or Trading Symbol

   Tollycraft Yacht Corporation (TLLR)

3. IRS or Social Security Number of Reporting Person (Voluntary)


4. Statement for Month/Year

   February 1997

5. If Amendment, Date of Original (Month/Year)



6. Relationship of Reporting Person to Issuer (Check all applicable)

   /x/ Director                            / / 10% Owner
   /x/ Officer (give title below)          / / Other (specify below)
                Chairman/CEO


Table I -- Non-Derivative Securities Acquired,
           Disposed of, or Beneficially Owned

                                                   5.Amount
                                                   of Secu-
                                                   rities
                                                   Bene-
                                                   ficially
                                4.Securities       Owned at  6.Ownership
            2.Trans- 3.Trans-   Acquired (A) or    End of    Form:        7.
             action  action     Disposed of (D)    Month     Direct    Nature of
             Date    Code       (Instr. 3,4 and 5)           (D) or    Indirect
             (Month/ (Instr.8)                               Indirect Beneficial
1.Title of    Day/                     (A)         (Instr.      (I)   Ownership
Security      Year)   Code  V    Amount or   Price  3 and 4)
(Instr.3)                              (D)                  (Instr.4) (Instr.4)


Common Stock,
  $.001 par   2-20-97  A        17,333  A   $3.00  17,333    I         By Spouse


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.



Table II--Derivative Securities Acquired, Disposed of or Beneficially Owned
          (e.g., puts, calls, warrants, options, convertible securities)

            2.Conver-                    5.Number of Deriv-  6.Date Exercisable
            sion or   3.Trans-             ative Securities  and Expiration Date
            Exercise  action               Acquired (A) or   (Month/Day/Year)
            Price of  Date     4.Transac-  Disposed of (D)
            Deriv-    (Month/  tion Code   (Instr.3,4,and 5) Date
1.Title of  ative     Day/     (Instr.8)                     Exercis- Expiration
Derivative                                                    able     Date
Security
(Instr.3    Security  Year)    Code  V     (A)     (D)

Stock
 Option (2)  $6.00                          1                2-18-97  2-18-02

                                                              10.
                                                9.Number of Ownership
                                                 Derivative Form of
                                                 Securities Derivative
                                                 Benefi-    Security:   11.
             7.Title and                         cially     Direct    Nature
             Amount of Underlying     8.Price of Owned at   (D) or   of Indirect
             Securities               Derivative End of     Indirect  Beneficial
1.Title of   (Instr. 3 and 4)         Security   Month      (I)       Ownership
Derivative                  Amount or
Security     Title          Number of  (Instr.5) (Instr.4) (Instr. 4) (Instr.4)

Stock
 Option (2)  Common Stock   105,000   $0         1         D




** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).